Exhibit 2

Press Release

Morgans Hotel Group Announces Board of Directors and Senior Management Changes

Ron Burkle and Jason Taubman Kalisman to Join Board; Michael Gross Elected CEO; David Hamamoto Becomes Executive Chairman; Daniel Flannery named COO; Yoav Gery named Chief Development Officer

NEW YORK, March 21, 2011 /PRNewswire via COMTEX/ —

Morgans Hotel Group Co. (Nasdaq: MHGC) (“Morgans”) today announced a series of Board of Director and senior management changes:

•                  Ron Burkle, Managing Partner at The Yucaipa Companies, LLC, will join the Board of Directors as the nominee appointed by Yucaipa, the Company’s largest stakeholder;

•                  David Hamamoto, currently Chairman of the Board and one of the Company’s largest shareholders, will become Executive Chairman;

•                  Jason Taubman Kalisman, founding member of the Company’s largest shareholder, OTK Associates, will join the Company’s Board.

Additionally,

•                  Michael Gross, a Member of Morgan’s Board of Directors who served on its Governance Committee, has been appointed Chief Executive Officer;

•                  Daniel Flannery and Yoav Gery, who come to the Company after 29 and 13 years respectively at Marriott — most recently working on the new EDITION lifestyle brand — have joined Morgans as Chief Operating Officer and Chief Development Officer, respectively.

Mr. Gross joined Morgans’ Board of Directors in October 2009 after partnering with Yucaipa to do the Morgans investment. Prior to that, Mr. Gross worked on the sell side and buy side focusing on hospitality, consumer and retail for such firms as Prentice Capital Management, Lehman Brothers Inc. and Salomon Smith Barney. He graduated from Cornell University’s School of Hotel Administration with a B.A. degree.

Mr. Flannery most recently served as a Managing Director at Marriott International where he was responsible for the development, launch and operations of Marriott’s new EDITION lifestyle brand. Prior to that, he spent seven years as Vice President and Area General Manager at The Ritz Carlton Hotel Company, a wholly-owned subsidiary of Marriott International, where he was responsible for the company’s hotels in the Northeastern U.S.

Mr. Gery was most recently Chief Development Officer for full service hotels in North America at Marriott International, where he headed Marriott’s full service development group in the U.S. and Canada. In addition, Mr. Gery helped launch the EDITION brand for Marriott and oversaw the global development efforts for that brand, including projects in the Americas, Europe, the Middle East and Asia.

Mr. Hamamoto, who has been Chairman of the Morgans Board since 1997 stated, “The Board is very excited about the team we have put together. Michael thoroughly understands our industry, our Company and our brands and brings a unique financial acumen and creativity that will be essential in taking this Company to its next phase of growth. Dan and Yoav bring hands on hospitality experience which should help us further improve our brand and our guest experience. I look forward to working with all three of these individuals - and the entire Morgans team — in helping this Company grow the business, improve our strong brands and enhance shareholder value.”

Mr. Gross stated, “I believe that there is tremendous value and growth potential in Morgans. We are extremely pleased with the opening of the Mondrian SOHO, our first Manhattan downtown property. This is just one example of what I believe is a unique opportunity we have to take advantage of global opportunities for growth both in the United States and abroad. I look forward to working with the outstanding people of Morgans to capitalize on these opportunities and to continue to improve our guest experience and our brands.”

Mr. Hamamoto added, “I also would like to take this opportunity to welcome Ron Burkle and Jason Taubman Kalisman, the Company’s two largest stakeholders, to our Board. Ron Burkle, now spending significant time in London, should prove invaluable to the Company’s European growth strategy. I know that Morgans will benefit immensely from both Ron’s and Jason’s wise counsel, extensive contacts and financial expertise.”

As previously announced, Fred Kleisner’s contract expires on March 31, 2011. He is stepping down immediately. Morgans also announced that Marc Gordon, whose agreement with the Company is scheduled to end on April 1, is leaving the Company to pursue other interests. Mr. Gordon, who was appointed President in October 2009, had been employed by the Company since its IPO and had been involved with its predecessors since 1997.

“We would like to thank both Fred Kleisner and Marc Gordon for their hard work, dedication and contributions to the Company,” Mr. Hamamoto said. “Their efforts are truly appreciated.”

Mr. Kleisner and Mr. Gordon are both stepping down from the Board. Mr. Kleisner will serve as a senior advisor to the Company going forward. Mr. Gordon is expected to provide consulting services to the Company for a period of nine months.

In connection with Mr. Flannery’s appointment as Chief Operating Officer, the Compensation Committee of the Board determinedto grant equity awards in the form of 200,000 options to purchase shares of the Company’scommonstock and 43,000 restricted stock units. In connection with Mr. Gery’s appointment as Chief Development Officer, the Compensation Committee of the Board determined to grant equity awards in the form of 200,000 options to purchase shares of the Company’s commonstock and 65,250 restricted stock units. Both the options and restricted stock units are being made as inducement grants pursuant to the Nasdaq rules and will be granted as of the date of appointment,vesting ratably in three annual installments on each of the first, second, and third anniversaries of the effective date of the related employmentagreement. Additional grants of equity are being made to these and the other new executives. Further details will be providedin a Current Report on Form 8-K to be filed by the Company.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico. Morgans Hotel Group has other property transactions in various stages of completion including a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar and a hotel in New York to be branded with one of MHG’s existing brands. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate,” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in Morgans’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other documents filed by Morgans with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and Morgans assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

SOURCE Morgans Hotel Group Co.